Exhibit 99.1

AÉROPOSTALE PROVIDES BUSINESS UPDATE

First Quarter Comparable Store Sales Decreases 7%
Expects First Quarter Earnings of Approximately $0.20 Per Share

NEW YORK, May 5, 2011 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today announced updated expectations for the first quarter.

For the first quarter of fiscal 2011 net sales increased 1% to $469.2 million, from $463.6 million in the year ago period. Same store sales for the first quarter decreased 7%, compared to a same store sales increase of 8% last year.

Thomas P. Johnson, Chief Executive Officer, commented, "Clearly we are not satisfied with our sales and margin performance for the first quarter. We were more promotional than anticipated on our spring assortment and clearance merchandise. Additionally, our core customers continue to be pressured by challenging macroeconomic conditions while, at the same time, the teen retail sector remains intensely promotional. As we move forward through the year, our entire management team is keenly focused on our key initiatives: regaining the balance and clarity of our merchandise assortment, managing our cost structure, and leveraging our strong financial position. We remain very confident in our business model, in the ability and determination of our organization, and in the strength and positioning of our brand."

Based on the lower than expected sales and margins for the quarter the Company now expects first quarter earnings of approximately $0.20 per diluted share, versus its previously issued guidance in the range of $0.35 - $0.38 per share.

About Aeropostale, Inc.
Aeropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aeropostale® stores and 7 to 12 year-old kids through its P.S. from Aeropostale® stores. The Company provides customers with a focused selection of high-quality, active-oriented, trend-right merchandise at compelling values. Aeropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aeropostale® products can only be purchased in its Aeropostale stores and online at www.aeropostale.com. P.S. from Aeropostale® products can be purchased in P.S. from Aeropostale® stores, in certain Aeropostale® stores including our new Times Square store in New York City and online at www.ps4u.com. The Company currently operates 913 Aeropostale stores in 49 states and Puerto Rico, 60 Aeropostale stores in Canada and 54 P.S. from Aeropostale stores in 16 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.